Exhibit 99.1

As used in this Current Report on Form 8-K, all references to “Medgenics,” “we,” “us,” “our,” or similar terms, refer to Medgenics, Inc. and its wholly owned subsidiaries, Medgenics Medical (Israel) Limited and neuroFix, LLC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements, including statements regarding the progress and timing of clinical trials, the safety and efficacy of our product candidates, the goals of our development activities, estimates of the potential markets for our product candidates, estimates of the capacity of manufacturing and other facilities to support our products, our expected further revenues, operations and expenditures and projected cash needs. These statements relate to future events of our financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements. Those risks and uncertainties include, among others:

•	our ability to obtain additional funding to develop our product candidates;

•	the need to obtain regulatory approval of our product candidates;

•	the success of our clinical trials through all phases of clinical development;

•	any delays in regulatory review and approval of product candidates in clinical development;

•	our ability to commercialize our product candidates;

•	market acceptance of our product candidates;

•	competition from existing products or new products that may emerge;

•	regulatory difficulties relating to products that have already received regulatory approval;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	compliance with obligations under intellectual property licenses with third parties;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise. We qualify all of our forward-looking statements by these cautionary statements.

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OUR COMPANY

Overview

We are a clinical stage rare and orphan disease company developing an innovative and proprietary ex vivo gene therapy platform, offering what we believe to be a novel therapeutic approach for use in the $50.00 billion orphan and rare disease therapeutics markets. Our TARGT™ (Transduced Autologous Restorative Gene Therapy) platform is designed to provide sustained protein and peptide therapies to treat a range of chronic diseases and conditions. We are currently studying our lead product candidate MDGN-201, which we refer to as TARGTEPO™, in one Phase 1/2 clinical trial and two Phase 2 clinical trials in patients with End Stage Renal Disease (ESRD). Through our acquisition of neuroFix, LLC, or neuroFix, we acquired the rights to develop a second product candidate, NFC-1, as well as the rights to certain data derived from a clinical trial and other studies of NFC-1. NFC-1 is a first-in-class, non-stimulant metabotropic glutamate receptor (mGluR) neuromodulator that is Phase 2/3 ready for the treatment of mGluR network mutation positive Attention Deficit Hyperactivity Disorder (ADHD), as well as neuropsychiatric symptoms resulting from a related rare genetic disorder, 22q11.2 Deletion Syndrome (22q11.2 DS). We intend to develop NFC-1 for the treatment of mGluR network mutation positive ADHD and certain other neurological and neuropsychological indications. A Phase 1b clinical trial of NFC-1 in adolescents with ADHD and disruptions in the mGluR gene network was recently completed showing the safety of NFC-1 as well as signaling potential efficacy in the adolescents treated.

In June 2015, our wholly owned subsidiary, Medgenics Medical (Israel) Ltd., which we refer to as MMI, was awarded a government grant of up to NIS 13.3 million (approximately $3.40 million) from the Israeli Office of the Chief Scientist (OCS) at the Ministry of Economy of Israel. The grant will be used to cover research and development expenses for the 13-month period from December 2014 through December 2015 to support further research and clinical development of our TARGT system with respect to the treatment of rare and orphan diseases. Under the terms of the OCS grant, MMI will be required to repay the grant in full, plus interest, through income generated by MMI. The payment of royalties is contingent on such income and, in the absence of such income, no royalty payments to the OCS will be required.

We have generated significant losses to date, and we expect to continue to generate losses as we progress towards the commercialization of our product candidates. We incurred net losses of approximately $15.01 million for the six month period ended June 30, 2015. As of June 30, 2015, we had stockholders’ equity of approximately $20.99 million and cash on hand of approximately $22.01 million. We are unable to predict the extent of any future losses or when we will become profitable, if at all.

TARGT

We are currently studying TARGTEPO in identified sub-populations of unmet need including patients who are treated chronically with hemodialysis or peritoneal dialysis, all of whom are also renal transplant eligible patients. We are planning to further examine the impact of TARGTEPO on blood pressure and other markers of cardiovascular risk in these ESRD patients. Future studies will also examine patients whose conditions may qualify for orphan drug designation, including patients with myelodysplastic syndrome (MDS), and patients with Beta thalassemia intermedia. We have initiated in vivo proof of concept pre-clinical studies with several other orphan or rare disease candidates, and have initiated discussions with regulatory agencies for some of those programs in 2015.

In June 2014, the first patient was enrolled in our Phase 1/2 clinical trial of TARGTEPO. The aim of the ongoing trial is to validate the potential of our TARGT platform using a second-generation expression cassette of the HDAd viral vector, which was developed to enhance durability of the proposed therapeutic effect. The ongoing study is evaluating the potential of the updated platform to offer sustained production and delivery of endogenous erythropoietin (eEPO) to treat anemia in dialysis patients with ESRD. This open-label trial is expected to enroll up to 18 patients with ESRD who require recombinant humanized erythropoietin (rHuEPO) treatment for anemia. We expect that each patient will receive one or more TARGTEPO microorgans and will be followed for at least one year. The trial endpoints include plasma eEPO levels, blood counts and safety assessment.

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We have now completed enrollment in the low-dose cohort of the Phase 1/2 clinical trial of TARGTEPO. All six patients who received TARGTEPO microorgans have shown positive initial response to therapy at approximately 100x lower Cmax than rHuEPO (e.g., EPREX). Five of six patients maintained hemoglobin levels within their targeted range due to red blood cell production stimulated by eEPO for at least five months following implantation without receiving any injections of rHuEPO or blood transfusions, and one patient continues to remain stable without receiving any injections of rHuEPO or blood transfusions for 15 months since implantation. The low-dose was well-tolerated in all six patients and there have been no treatment-related serious adverse events (SAEs). Enrollment in the mid-dose cohort of the Phase 1/2 trial began in the first quarter of 2015 and four patients have been enrolled. Implanted TARGTs produced eEPO in all four patients. One patient in this cohort was not able to maintain his hemoglobin levels within the targeted range and required injections of rHuEPO and exited the study. The other three mid-dose patients are stable and have not received any injections of rHuEPO or blood transfusions. We also enrolled two patients in our first trial studying TARGTEPO in patients with ESRD who are undergoing peritoneal dialysis. The first patient required injection of rHuEPO close to 5 months post implantation. This patient was implanted with one TARGT and although it was still secreting it was not sufficient to maintain the patient Hb within the desired range. The second patient is still stable and not requiring any injections of rHuEPO or blood transfusions. In the second quarter of 2015, we received clearance to proceed from the U.S. Food and Drug Administration, or FDA, for our investigational new drug application, and we have started a Phase 2 clinical trial in the United States studying TARGTEPO in ESRD patients who are undergoing peritoneal dialysis. The first patient in this study was enrolled at the end of the second quarter of 2015, and represents the first patient that we are studying in a clinical trial in the United States.

NFC-1

As part of our acquisition of neuroFix, we acquired the data from a recently completed 30-patient single-blinded Phase 1b ascending dose clinical trial in adolescents with ADHD and disruptions in the mGluR gene network, or the GREAT Trial. The objectives of the GREAT Trial were to evaluate the safety, tolerability, and pharmacokinetics of NFC-1 and to evaluate the effects of NFC-1 on mGluR network mutation positive ADHD during four weeks of continuous treatment following one week of placebo therapy. Although the Phase 1b clinical trial was neither designed nor powered to demonstrate the efficacy of NFC-1, based on the trial results in multiple validated ADHD scales, NFC-1’s performance in the trial signals potential efficacy in mGluR-mutation-positive adolescents with ADHD symptoms. There also appeared to be a dose response effect. NFC-1 was well tolerated, with no treatment-related SAEs reported.

We plan to meet with the FDA at the end of 2015, and intend to initiate a Phase 2/3 clinical trial in mGluR mutation-positive patients with ADHD in the beginning of 2016. We also plan to initiate a Phase 1/2 clinical trial in patients with 22q11.2 DS in the beginning of 2016. Among many other abnormalities, these patients suffer from severe neuropsychiatric disorders and the vast majority are also MGluR mutation-positive. We expect that initial data readouts from both of these planned trials will be available before the end of 2016.

neuroFix Acquisition

On September 9, 2015, we entered into an Equity Interest Purchase Agreement, or Purchase Agreement, with neuroFix therapeutics, inc., or Legacy Corp., neuroFix, The Children’s Hospital of Philadelphia, or CHOP, Philip Harper, or Harper, and Hakon Hakonarson, or Hakonarson, pursuant to which we acquired all of the equity interests of neuroFix. We refer to this transaction in this document as the neuroFix Acquisition. Immediately prior to the execution of the Purchase Agreement, Legacy Corp. had contributed its business to neuroFix.

Under the terms of the Purchase Agreement, Legacy Corp., neuroFix, CHOP, Harper and Hakonarson agreed to consummate the neuroFix Acquisition in consideration for certain upfront, milestone and earnout payments related to certain product sales by us. The payments made or to be made by us are as follows:

•	an upfront payment of $2.00 million in cash paid upon the consummation of the neuroFix Acquisition, which was paid on September 9, 2015;

•	a payment of $6.00 million, payable as $1.20 million in cash to CHOP, $1.60 million in cash to Legacy Corp. and $3.20 million of our common stock to Legacy Corp., upon the earlier to occur of (i) the completion of a firm underwritten or registered direct offering of our common stock with proceeds to us, net of underwriters’ fees and expenses, of at least $35.00 million, which we refer to as the Early Corporate Milestone Payment, and (ii) March 31, 2016, which we refer to as the Corporate Milestone Payment;

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•	additional payments of up to $450.00 million upon the achievement of certain developmental, regulatory and sales milestones related to an oral formulation of NFC-1, which we refer to as the Product, and any new chemical entity developed by the Company covering the same indication as the Product, which we refer to as an NCE; and

•	earnout payments equal to a percentage of certain product sales by us using tiered rates ranging from the mid-to-high single digits depending on the Product or NCE.

We anticipate that a portion of the net proceeds from our underwritten public offering announced on September 30, 2015 will be used to satisfy the cash portion of the Corporate Milestone Payment whether the offering triggers the Early Corporate Milestone Payment or not.

In addition to the foregoing, in the event the Product is approved by the FDA for additional indications beyond the initial indication, additional payments of $25.00 million for each such additional indication shall be paid by us to Legacy Corp. and CHOP.

The price per share for all of our common stock issued in connection with the neuroFix Acquisition shall equal the lower of (a) the closing price of our common stock as reported by the NYSE MKT exchange on the business day immediately prior to the issuance of such common stock, and (b) an amount equal to the volume weighted average price for our common stock as reported by the NYSE MKT for the ten trading days immediately prior to the issuance of such common stock. In addition, pursuant to the Purchase Agreement, we shall not issue more than 19.99% of the amount of our common stock outstanding on the day we entered into the Purchase Agreement without first obtaining the approval of our stockholders and, in no case, shall we issue more than 49.99% of the amount of our common stock outstanding on the day we entered into the Purchase Agreement. To the extent the amount of our common stock we would be required to issue in connection with neuroFix Acquisition exceeds the limitations contained in the Purchase Agreement, the balance of the amount payable by us will be paid in cash.

Immediately prior to and in connection with the neuroFix Acquisition, neuroFix entered into a License Agreement with CHOP, or the License Agreement, pursuant to which CHOP has licensed to neuroFix (with a right to sublicense) certain technology owned and controlled by CHOP related to ADHD and certain other neurological and neuropsychological indications, including, without limitation, certain patent rights and compound know-how on an exclusive, worldwide, royalty-bearing right and license basis, and certain CHOP know-how (other than compound know-how) on a non-exclusive, worldwide, royalty-bearing right and license basis. CHOP also granted to neuroFix an exclusive option during the term of the License Agreement to negotiate an exclusive license to certain CHOP intellectual property.

Pursuant to the License Agreement, CHOP retains rights to the licensed patent rights and know-how to conduct teaching, educational, research and patient care activities itself and to conduct collaborations with certain not-for-profit, governmental, educational or non-commercial third parties and for purposes outside of the field of the license. Under the License Agreement, neuroFix granted to CHOP a non-exclusive, worldwide, fully paid-up, royalty-free license under all intellectual property rights controlled by neuroFix to make and use certain products for education and non-commercial research purposes.

In addition to neuroFix having issued equity interests to CHOP in partial consideration for the rights granted under the License Agreement (which equity was issued immediately prior to the neuroFix Acquisition described above), CHOP is eligible for the following milestone and royalty payments under the License Agreement:

•	up to $1.50 million in regulatory and sales milestone payments in connection with each FDA-approved indication obtained by neuroFix utilizing intellectual property licensed under the License Agreement;

•	royalty payments equal to a percentage of certain product sales by neuroFix using a fluctuating rate in the low single digits (adjusted downward to the extent third party royalty payments exceed a certain percentage in a given calendar quarter);

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•	annual maintenance fees equal to or less than $100,000 depending on the year; and

•	a certain percentage (ranging from mid-single digits to the mid-teens depending on if other rights of neuroFix are also licensed to the sublicensee at the same time) of all sublicensee income (except any amounts attributable to sublicensed sales by a certain party in Japan).

The License Agreement will terminate, with respect to each product and each territory covered by the License Agreement, upon the later of (a) the expiration of the applicable CHOP patent rights and (b) January 1, 2025, at which time the license rights granted to neuroFix become perpetual, irrevocable, fully paid-up and royalty-free. The License Agreement could also be subject to termination by CHOP (i) if neuroFix has not achieved certain specified development plans and diligence events and does not undertake commercially reasonable efforts to achieve such events, (ii) upon an uncured material breach by neuroFix of the License Agreement or if neuroFix becomes insolvent or enters into bankruptcy proceedings, (iii) if CHOP is not paid amounts owed to it under the Purchase Agreement by the applicable due date, or (iv) if neuroFix challenges the validity, enforceability or scope of the CHOP patent rights. Upon a termination of the License Agreement by CHOP or neuroFix, all rights and licenses granted to neuroFix would terminate.

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RISK FACTORS

You should carefully consider the risks described below, in addition to the other information contained in our most recent Annual Report on Form 10-K (the “2014 Form 10-K”) and subsequent Quarterly Reports on Form 10-Q and Periodic Reports on Form 8-K. Some of these factors relate principally to our business and the industry in which we operate. The risks and uncertainties described therein and below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.

Business-Related Risks

We are a clinical stage medical technology company and have a history of significant and continued operating losses and a substantial accumulated earnings deficit and we may continue to incur significant losses.

We are a clinical stage medical technology company and since our inception have been focused on research and development and have not generated any substantial revenues. We have incurred net losses of approximately $18.43 million, $17.13 million and $15.07 million for the years ended December 31, 2014, 2013 and 2012, respectively. As of December 31, 2014, we had stockholders’ equity of approximately $29.66 million. We expect to incur additional operating losses, as well as negative cash flow from operations, for the foreseeable future, as we continue to expand our research and development and commence commercialization of our potential product candidates. Our ability to generate revenues from sales of our potential products will depend on:

•	successful completion of necessary clinical trials which have not advanced beyond Phase 2 stage;

•	regulatory approval;

•	commercialization (through partnership or licensing deals or through internal development) and market acceptance of new technologies and product candidates under development;

•	medical community awareness; and

•	changes in regulation or regulatory policy.

We believe that initial commercialization of any of our product candidates by us or any future strategic partners is not likely before 2018 and could easily take four years or more.

We will need substantial additional capital for the continued development of our product candidates and for our long-term operations.

As of June 30, 2015, our cash and cash equivalents were approximately $22.01 million. We believe our existing cash and cash equivalents should be sufficient to meet our operating and capital requirements through the third quarter of 2016. However, changes in our business, whether or not initiated by us, may affect the rate at which we deplete our cash and cash equivalents. Our present and future capital requirements depend on many factors, including:

•	the level of patient recruitment in our clinical trials, including the planned Phase 2 trial for NFC-1 in the United States and the human TARGTEPO trial in Israel and the United States using the second generation expression cassette of the HDAd viral vector, and the results of the clinical trials;

•	the level of research and development investment required to develop our product candidates, and to maintain and improve the TARGT platform;

•	changes in product development plans needed to address any difficulties that may arise in manufacturing, pre-clinical activities, clinical trials or commercialization;

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•	our ability and willingness to enter into new agreements with strategic partners, and the terms of these agreements;

•	our success rate in pre-clinical and clinical efforts;

•	costs of recruiting and retaining qualified personnel;

•	time and costs involved in obtaining regulatory approvals; and

•	costs of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights.

We will require significant amounts of additional capital in the future, and such capital may not be available when we need it on terms that we find favorable, if at all. We may seek to raise these funds through public or private equity offerings, debt financings, credit facilities, or partnering or other corporate collaborations and licensing arrangements. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products and technologies, and otherwise respond to competitive pressures could be significantly delayed or limited, and we may need to downsize or halt our operations.

We are still in the process of clinical trials and do not have a commercialized product and may never be able to commercialize our product candidates.

We have completed a human clinical trial with respect to our TARGTEPO microorgans in pre-dialysis patients and are conducting a trial in dialysis patients in Israel with a second generation expression cassette of the HDAd viral vector. Prior to the neuroFix Acquisition, human clinical trials have also been completed by others with respect to NFC-1 in vascular dementia patients not enriched for metabotopic glutamate receptor (mGluR) neuromodulator and in MGluR mutation positive adolescents with ADHD symptoms. Only a small number of research and development programs ultimately result in commercially successful drugs and drug delivery systems. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons, including:

•	failure to obtain approvals for clinical trials;

•	lack of familiarity of health care providers and patients;

•	low market acceptance as a result of lower demonstrated clinical safety or efficacy compared to other products or other potential disadvantages relative to alternative treatment methods;

•	inability to obtain favorable coverage determinations from health plans and third-party payers;

•	insufficient or unfavorable levels of reimbursement from government or third-party payers;

•	infringement on proprietary rights of others for which we (or our licensees, if any) have not received licenses;

•	incompatibility with other therapeutic products;

•	potential advantages of alternative treatment methods;

•	ineffective marketing and distribution support;

•	lack of cost-effectiveness; or

•	timing of market introduction of competitive products.

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If any of these potential problems occur, we may never successfully commercialize our product candidates, including NFC-1, or products based on our TARGT platform. If we are unable to develop commercially viable products, our business, results of operations and financial condition will be materially and adversely affected.

Our product candidates are still being developed and have not been tested on a large patient population, and, therefore, we do not know all of the possible adverse events and may not be able to commercialize our product candidates as planned.

Our product candidates have not been tested on a large number of patients, and are still in an early stage of development. While we have attained positive results in our early stages of development and early clinical trials, our product candidates are not yet fully developed or proven, and disappointing results and problems could delay or prevent the completion of our development programs and commercialization of our product candidates.

Our previous safety tests and results obtained in previous clinical trials of our product candidates may not be representative of either a larger multi-centric test or the commercial version of the technology in the general population. Specifically, the Phase 1b clinical trial for NFC-1 completed prior to our consummation of the neuroFix Acquisition was conducted on a single-blinded basis and may have been subject to bias and such results may not be replicated in a double-blinded clinical trial. In addition, the full impact of our product candidates, and their many possible variations, on the body is, as yet, unknown. For instance, although no SAEs attributed to the TARGT platform were found to date in our TARGTEPO clinical trials, the possibility cannot be ruled out that treatment-related SAEs might be borne out by further trials, and if so, this could have serious implications on the viability of the technology and our business.

Treatment-related adverse events or complications in clinical trials, or post-approval, could result in limitations on the use of our product candidates and may also result in financial claims and losses against us, damage our reputation, and increase our expenses and reduce our assets. In addition, our product candidates may not gain commercial acceptance or ever be commercialized.

We are currently completely dependent upon the successful development of our lead product candidate, NFC-1, and the TARGT platform. If we fail to successfully complete their development and commercialization or enter into licensing or partnership agreements, we will not generate operating revenues.

All of our efforts are currently focused on the development of NFC-1 and our TARGT platform. There is no guarantee that we will succeed in developing NFC-1 or products based on our TARGT platform. If we or any partner(s) or collaborator(s) that we may enter into a relationship with are unable to consummate the production of NFC-1 or TARGT microorgans to provide the sustained protein or peptide therapy to treat various chronic diseases in a safe, stable, commercial end-product form, we will be unable to generate any revenues. There is no certainty as to our success, whether within a given time frame or at all. Any delays in our schedule for clinical trials, regulatory approvals or other stages in the development of our technology are likely to cause us additional expense, and may even prevent the successful finalization of any or all of our product candidates. Delays in the timing for development of our technology may also have a material adverse effect on our business, financial condition and results of operations due to the possible absence of financing sources for our operations during such additional periods of time. Although we may pursue other technologies (either developed in-house or acquired), there is no assurance that any other technology will be successfully identified or exploited.

Clinical trials involve lengthy and expensive processes with uncertain outcomes, and results of earlier studies and trials may not be predictive of future trial results.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials, which would cause us or regulatory authorities to delay or suspend clinical trials, or delay the analysis of data from completed or ongoing clinical trials. We estimate that clinical trials involving NFC-1 and various applications of our TARGT platform will continue for several years; however, such trials may also take significantly longer to complete and may cost more money than we expect. Failure can occur at any stage of testing, and we may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent commercialization of the current, or a future, more advanced, version of our product candidates, including but not limited to:

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•	delays in obtaining regulatory approvals to commence a clinical trial;

•	failure or inability to recruit qualified investigators;

•	slower than anticipated patient recruitment and enrollment;

•	negative or inconclusive results from clinical trials;

•	unforeseen safety issues;

•	an inability to monitor patients adequately during or after treatment; and

•	problems with investigator or patient compliance with the trial protocols.

A number of companies in the medical device, biotechnology, and biopharmaceutical industries including those with greater resources and experience than us have suffered significant setbacks in advanced clinical trials, even after seeing promising results in earlier clinical trials. Despite the successful results reported in early clinical trials regarding NFC-1 and our TARGTEPO microorgans, we do not know whether any clinical trials we or any future clinical partners may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market NFC-1, TARGTEPO microorgans or any other product based on our TARGT platform. If later-stage clinical trials involving NFC-1 or our TARGT platform do not produce favorable results, we may be required to perform additional clinical trials or our ability to obtain regulatory approval may be adversely impacted, either of which may have an adverse material effect on our business, financial condition and the results of our operations.

Potential difficulty with, and delays in, recruiting additional patients for human clinical trials may adversely affect the timing of our clinical trials and our working capital requirements.

Our research and development is highly dependent on timely recruitment of the requisite number and type of patients for our clinical trials. We have previously found it very difficult to recruit such patients and the increased volume and ethnic backgrounds required for future testing may render such testing even more difficult. Such larger studies will likely be based on the use of multicenter, multinational design, which can prove difficult to manage and could result in delays in patient recruitment. In addition, as we pursue development of our product candidates in orphan and rare disease applications, we may find it difficult to find sufficient treatment-naïve patients needed for initial trials, especially within commercially-reasonable geographical regions. Delays in the recruitment of such patients could delay our trials and negatively impact our working capital requirements.

We may not successfully establish and maintain relationships with third-party service providers and collaborators, which could adversely affect our ability to develop our product candidates.

Our ability to commercialize our product candidates is dependent on our ability to reach strategic licensing and other development agreements with appropriate partners, including pharmaceutical companies and biotech firms. If we are unable to successfully negotiate such agreements, we may not be able to continue to develop our product candidates, including NFC-1 and TARGTEPO, without raising significant additional capital for commercialization.

Our core business strategy is to develop our product candidates for use in specific indications and disease markets that we would internally develop and launch. However, we do plan to explore collaborative relationships or strategic partnerships and/or license our product candidates. We may not be able to identify such collaborators and partners on a timely basis and we may not be able to enter into relationships with any future collaborator(s) or partner(s) on terms that are commercially beneficial to us or at all. In addition, such relationships and partnerships may not come to fruition or may not be successful. Our agreements with these third parties may also contain provisions that restrict our ability to develop and test our product candidates or that give third parties rights to control aspects of our product development and clinical programs.

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The third-party contractors may not assign as great of a priority to our clinical development programs or pursue them as diligently as we would if we were undertaking such programs directly and, accordingly, may not complete activities on schedule, or may not conduct the studies or our clinical trials in accordance with regulatory requirements or with our trial design. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or if their performance is substandard, we may be required to replace them.

 In addition, conflicts may arise with our collaborators (e.g. those concerning the interpretation of clinical data), the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration. If any conflicts arise with our existing or future collaborators, they may act in their self-interest, which may be adverse to our best interests. The third-party contractors may also have relationships with other commercial entities, some of whom may compete with us. If the third-party contractors work with our competitors, our competitive position may be harmed.

In addition, although we attempt to audit and control the quality of third-party data, we cannot guarantee the authenticity or accuracy of such data, nor can we be certain that such data has not been fraudulently generated. The failure of third parties to carry out their obligations towards us would materially adversely affect our ability to develop and market product candidates.

Certain difficulties with respect to the development and use of our TARGT platform may adversely affect the timing of our clinical trials, the further development of our technology, our working capital requirements and the likelihood of commercialization of that technology.

We need specific vectors in order to conduct our research and development of our TARGT platform and to create TARGT microorgans to conduct our clinical trials. We currently use only one outside source for the production and delivery of research grade versions of new vectors for developing new products and have begun to develop the production of the necessary vectors internally. Such outside source is highly dependent on the work of a particular individual. Although we have a contract with such source, there is a possibility that the source could discontinue its business or the contract could be terminated, that the particular individual could become unable to work on the production of vectors or that other problems could occur with the timely production and delivery of vectors. We will continue our internal program to make viral vectors as a hedge against a loss of our current source. If we are unable to obtain or produce internally the necessary vectors, our research and development of the TARGT platform for rare and orphan disease targets will be severely delayed. Vectors intended for use in clinical trials must be produced by other vector suppliers who manufacture according to strict requirements of Good Manufacturing Practice (GMP). We have worked with one such GMP vector manufacturer who has supplied the GMP vectors used in our TARGTEPO human clinical trials and we intend to continue to order new GMP vectors when needed from such supplier as well as new supplier as appropriate. There is a possibility that the existing supplier would discontinue its business or that other problems could occur with the timely production and delivery of GMP vectors. If this were to occur, we would need to establish GMP vector production at one or more alternative GMP vector manufacturers. Delays in obtaining the vectors could delay any new TARGT trials. Without the necessary vectors, we would be unable to continue the research and development of our TARGT technology, which would negatively impact our working capital requirements.

The successful adoption of the TARGT platform also relies on our ability to bring about practical, reliable and cost-effective production of TARGT microorgans on a commercial scale and its use in patients in widespread locations. This requires the design, development and commercial scale-up of TARGT manufacturing capability, intended for implementation in regional TARGT processing centers, together with appropriate logistical capabilities to enable local treatment of patients in their communities, in a cost effective and reliable manner. TARGT microorgan processing is intended to be effected using semi-automated processing stations employing sealed cassettes and other single use items for each patient. Although we have experienced initial positive results in processing MOs in individual closed processing chambers that were shipped from Israel at our contract manufacturing organization (CMO) in a GMP-certified facility in California, we or our CMO may not necessarily be able to replicate those results or be able to accommodate greater amounts. Treatment of patients in various locations is dependent upon reliable acquisition of MOs and implantation or ablation of TARGT microorgans by trained local physicians, using appropriate proprietary and nonproprietary devices and products, and upon the transport of microorgans and TARGT microorgans between the TARGT processing centers and local treatment clinics via reliable and cost effective logistical arrangements. It may also be important that the processing center not require highly skilled operators, specialist laboratories or clean rooms. The inability to adequately scale and rollout such technology could damage the cost-effectiveness and therefore one of the anticipated competitive advantages of the TARGT platform.

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While our new strategic focus is on rare and orphan diseases, therapeutic proteins and peptides for these diseases have never been produced by the TARGT, and we may not be successful in creating a TARGT microorgan that produces proteins and peptides for the treatment of rare and orphan diseases.

While the TARGT microorgan’s attributes of producing low levels of autologous proteins for an extended period of time would appear to be highly amenable to treating rare and orphan diseases, we have not yet created a TARGT microorgan that addresses a rare or orphan disease and may never overcome the technical hurdles. In addition, we may target rare and orphan diseases that require peptides or proteins with post-translational modifications for efficacy, and we have not yet produced peptides or proteins with post-translational modifications in the TARGT. The production of peptides and/or proteins with post-translational modifications could require us to develop new techniques of protein production from the TARGT microorgan which may delay research and development timelines or may be simply too great to overcome.

We have no marketing experience, sales force or distribution capabilities. If our product candidates are approved, and we are unable to recruit key personnel to perform these functions, we may not be able to successfully commercialize the products.

Although we do not currently have any marketable products, our ability to produce revenues ultimately depends on our ability to sell our product candidates if and when they are approved by the FDA and other regulatory authorities. We currently do not have a marketing and sales staff or distribution capabilities. Developing a marketing and sales force is also time-consuming and could delay the launch of new products or expansion of existing product sales. In addition, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. If we fail to establish successful marketing and sales capabilities or fail to enter into successful marketing arrangements with third parties, our ability to generate revenues will suffer.

Furthermore, even if we enter into marketing and distributing arrangements with third parties, these third parties may not be successful or effective in selling and marketing our product candidates. If we fail to create successful and effective marketing and distribution channels, our ability to generate revenue and achieve our anticipated growth could be adversely affected. If these distributors experience financial or other difficulties, sales of our products could be reduced, and our business, financial condition and results of operations could be harmed.

We are subject to intense government regulation and we may not be able to successfully complete the necessary clinical trials.

Approval for clinical trials depends, among other things, on data obtained from our pre-clinical and clinical activities, including completion of pre-clinical animal and in vitro studies in a timely manner. These pre-clinical and clinical activities must meet stringent quality assurance and compliance requirements. Data obtained from such activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals.

We currently have limited experience in and resources for conducting the large-scale clinical trials which may hamper our ability to obtain or comply with regulatory approval. The failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, product recalls, withdrawal of product approval, mandatory restrictions and other actions, which could impair our ability to conduct business.

Use of third parties to manufacture our product candidates may increase the risk that we will not have sufficient quantities of our product candidates or such quantities at an acceptable cost, and clinical development and commercialization of our product candidates could be delayed, prevented or impaired.

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We do not own or operate manufacturing facilities for production of our product candidates. We lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We currently outsource the manufacturing and packaging of our pre-clinical and clinical product candidates to third parties. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up initial production. These problems include difficulties with production costs and yields and quality control, including stability of the product candidate. The occurrence of any of these problems could significantly delay our clinical trials or the commercial availability of our products.

We do not currently have any agreements with third party manufacturers for the long-term commercial supply of any of our product candidates. We may be unable to enter into agreements for commercial supply with third party manufacturers, or may be unable to do so on acceptable terms. Even if we enter into these agreements, the manufacturers of each product candidate will be single source suppliers to us for a significant period of time.

Reliance on third party manufacturers entails risks, to which we would not be subject if we manufactured product candidates or products ourselves, including:

•	reliance on the third party for regulatory compliance and quality assurance;

•	limitations on supply availability resulting from capacity and scheduling constraints of the third parties;

•	impact on our reputation in the marketplace if manufacturers of our products, once commercialized, fail to meet the demands of our customers;

•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

•	the possible termination or non-renewal of the agreement by the third party, based on its own business priorities, at a time that is costly or inconvenient for us.

The failure of any of our contract manufacturers to maintain high manufacturing standards could result in injury or death of clinical trial participants or patients using products. Such failure could also result in product liability claims, product recalls, product seizures or withdrawals, delays or failures in testing or delivery, cost overruns or other problems that could seriously harm our business or profitability.

Our contract manufacturers are required to adhere to FDA regulations setting forth GMP. These regulations cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to our product candidates and any products that we may commercialize. Our manufacturers may not be able to comply with GMP regulations or similar regulatory requirements outside the United States. Our failure or the failure of our third party manufacturers, to comply with applicable regulations could significantly and adversely affect regulatory approval and supplies of our product candidates.

Our product candidates and any products that we may develop or acquire may compete with other product candidates and products for access to manufacturing facilities. There are a limited number of manufacturers that operate under GMP regulations and that are both capable of manufacturing for us and willing to do so. If the third parties that we engage to manufacture products for our pre-clinical tests and clinical trials should cease to continue to do so for any reason, we likely would experience delays in advancing these trials while we identify and qualify replacement suppliers and we may be unable to obtain replacement supplies on terms that are favorable to us. Later relocation to another manufacturer will also require notification, review and other regulatory approvals from the FDA and other regulators and will subject our production to further cost and instability in the availability of our product candidates. In addition, if we are not able to obtain adequate supplies of our product candidates or the drug substances used to manufacture them, it will be more difficult for us to develop our product candidates and compete effectively.

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Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop product candidates and commercialize any products that obtain regulatory approval on a timely and competitive basis.

The FDA and other health authorities will regulate our product candidates and we may never receive regulatory approval to market and sell our product candidates.

Our product candidates will require regulatory approvals prior to sale. In particular, our product candidates are subject to stringent approval processes, prior to commercial marketing, by the FDA and by comparable agencies in all countries where we operate and desire to introduce our product candidates, whether sold via a strategic partner or directly by us. These requirements range from efficacy and safety assessments in Phase 3 clinical trials to long-term follow-up assessments on treated patients in clinical trials for product approval for sale. The process of obtaining FDA and corresponding foreign approvals is costly and time-consuming, and we cannot assure that such approvals will be granted. Also, the regulations we are subject to change frequently and such changes could cause delays in the development of our product candidates.

It typically takes a company several years or longer to satisfy the substantial requirements imposed by the FDA and comparable agencies in other countries for the introduction of therapeutic pharmaceutical and biological products. Pharmaceutical or biological products must be registered in accordance with applicable law before they can be manufactured, marketed and distributed. This registration must include medical data proving the product’s safety, efficacy and clinical testing. Also included in product registration should be references to medical publications and information about the production methods and quality control.

To obtain regulatory approvals in the United States, we or a collaborator must ultimately demonstrate to the satisfaction of the FDA that our product candidates are sufficiently safe and effective for their proposed administration to humans. Many factors, both known and unknown, can adversely impact clinical trials and the ability to evaluate a product candidate’s safety and efficacy, including:

•	FDA or other health regulatory authorities or instructional review boards decision(s) not to approve a clinical trial protocol or place a clinical trial on hold;

•	suitable patients not enrolling in a clinical trial in sufficient numbers or at the expected rate, for reasons such as the size of the prospective patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the perceptions of investigators and patients regarding safety, and the availability of other treatment options;

•	clinical trial data being adversely affected by trial conduct or patient withdrawal prior to completion of the trial;

•	competition with ongoing clinical trials and scheduling conflicts with participating clinicians;

•	patients experience adverse events, including treatment-related adverse events of our drug candidates, for a variety of reasons that may or may not be related to our product candidates, including the advanced stage of their disease and other medical problems;

•	patients in the placebo or untreated control group exhibiting greater than expected improvements or fewer than expected adverse events;

•	third-party clinical investigators not performing the clinical trials on the anticipated schedule or consistently with the clinical trial protocol and good clinical practices, or other third-party organizations not performing data collection and analysis in a timely or accurate manner;

•	service providers, collaborators or co-sponsors not adequately performing their obligations in relation to the clinical trial or cause the trial to be delayed or terminated;

•	being unable to obtain a sufficient supply of manufactured clinical trial materials;

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•	regulatory inspections of manufacturing facilities requiring us or a co-sponsor to undertake corrective action or suspend the clinical trials;

•	interim results of the clinical trial being inconclusive or negative;

•	clinical trial, although approved and completed, generating data that are not considered by the FDA or others to be sufficient to demonstrate safety and efficacy;

•	clinical trials, although approved and completed outside the United States, not considered by the FDA or others outside the jurisdiction hosting such clinical trials to be sufficient to demonstrate safety and efficacy; and

•	changes in governmental regulations or administrative actions affecting the conduct of the clinical trial or the interpretation of its results.

There can be no assurance that our clinical trials will in fact demonstrate, to the satisfaction of the FDA and others, that our product candidates are sufficiently safe or effective. The FDA or we may also restrict or suspend our clinical trials at any time if either believes that we are exposing the subjects participating in the trials to unacceptable health risks.

Delays in obtaining such clearances and/or changes in existing requirements could have a material adverse effect on our company by making it difficult to advance product candidates or by reducing or eliminating their potential or perceived value and, therefore, our ability to conduct our business as currently planned could materially suffer. Failure to obtain required regulatory approvals could require us to delay, curtail or cease our operations. Even if we invest the necessary time, money and resources required to advance through the FDA approval process, there is no guarantee that we will receive FDA approval of our product candidates.

Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	repairs, replacements, refunds, recalls, or seizures of our products;

•	operating restrictions, partial suspension, or total shutdown of production;

•	refusing our requests for regulatory clearance or premarket approval of new products, new intended uses, or modifications to existing products;

•	withdrawing regulatory clearance or premarket approvals that have already been granted; and

•	criminal prosecution.

If any of these events were to occur, it could adversely affect our business, financial condition and results of operations.

Even if we obtain regulatory approvals, our products will be subject to ongoing regulatory review and if we fail to comply with continuing regulations, we could lose those approvals and our business, financial condition and results of operations would be seriously harmed.

Even if our product candidates receive initial regulatory approval or clearance for specific therapeutic applications, we will still be subject to ongoing reporting obligations, and such product and the related manufacturing operations will be subject to continuing regulatory review, including FDA inspections. This ongoing review may result in the withdrawal of our product from the market, the interruption of manufacturing operations and/or the imposition of labeling and/or marketing limitations related to specific applications of our product. Since many more patients will be exposed to our product candidates following their marketing approval, serious but infrequent adverse events that were not observed in clinical trials may be observed during the commercial marketing of such product. In addition, the manufacturer(s) and the manufacturing facilities that we will use to produce our product candidates will be subject to periodic review and inspection by the FDA and other similar foreign regulators. Late discovery of previously unknown problems with any product, manufacturer or manufacturing process, or failure to comply with regulatory requirements, may result in actions, such as:

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•	restrictions on such product, manufacturer or manufacturing process;

•	warning letters from the FDA or other regulatory authorities;

•	withdrawal of the product from the market;

•	suspension or withdrawal of regulatory approvals;

•	refusal by such regulator to approve pending applications or supplements to approved applications that we or our licensees (if any) submit;

•	voluntary or mandatory recall;

•	fines;

•	refusal to permit the import or export of our product;

•	product seizures or detentions;

•	injunctions or the imposition of civil or criminal penalties; and

•	adverse publicity.

In addition, from time to time, legislation is drafted and introduced in the United States that could significantly change the statutory provisions governing any regulatory clearance or approval that we receive from the U.S. regulatory authorities. FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our product. We cannot predict what these changes will be, how or when they will occur or what effect they will have on the regulation of our product. If we, or our licensees, suppliers, collaborative research partners or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, we may lose marketing approval for any of the therapeutic applications of our product (to the extent that such applications are initially approved), resulting in decreased or lost revenue from milestones, product rental or usage fees, or royalties.

Even if approved by the necessary regulatory authorities, our product candidates may not gain market acceptance.

The development of a market for new technology or product is affected by numerous factors, many of which are beyond our control. There can be no assurance the any of our product candidates will gain acceptance within the markets at which they are targeted. Further, the internal structure for medical service provision varies considerably from territory to territory throughout the world and may be, in some cases, subject to public sector procurement processes, which could delay penetration of this market by our product candidates. If the market does not accept our product candidates, when and if we are able to commercialize them, then we may never become profitable. Factors that could delay, inhibit or prevent market acceptance of our product candidates may include:

•	timing and receipt of marketing approvals;

•	safety and efficacy of the products;

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•	patient reluctance to undergo the harvest and TARGT implantation procedure or physician reluctance or inability to perform the harvest and TARGT implantation procedure;

•	emergence of equivalent or superior products;

•	cost-effectiveness of products;

•	findings by health plans or third-party payers that the product candidates are not reasonable and necessary, or are subject to additional prerequisites for coverage;

•	decisions by health plans not to cover our products if they conclude that they are experimental or investigational; and

•	ineffective marketing.

Our success is first and foremost reliant upon there being a demand for our technology or product by patients, payers, and in the case of TARGTEPO, potential strategic partners. We and potential partners will need to establish and manage reliable and cost effective production capabilities on a large scale. There is risk that such facilities may not be successfully established, may not meet their performance requirements or cost targets, or in other ways fail to deliver the requisite level of reliable and cost-effective TARGT microorgans for clinical use. In addition, sales will rely upon demand for our products, which in turn is dependent upon patient and doctor and other medical practitioner perceptions as to safety, reliability and efficacy of our product candidates. Although our product candidates will be subject to extensive testing, there can be no assurance that consumers will ultimately accept them relating to safety or efficacy.

Our efforts to comply with federal and state fraud and abuse laws could be costly, and, if we are unable to fully comply with such laws, we could face substantial penalties.

We are subject to extensive federal and state healthcare fraud and abuse laws and regulations, including, but not limited to, the following:

•	federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs, such as Medicare and Medicaid;

•	federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

•	federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), which creates federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program and which also imposes certain obligations on entities with respect to the privacy, security and transmission of individually identifiable health information;

•	federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

•	federal Foreign Corrupt Practices Act (FCPA), which prohibits, among other things, making payments to foreign officials of any country outside of the United States for the purpose of obtaining or retaining business; and

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•	state laws analogous to each of the above federal laws, such as state anti-kickback and false claims laws (some of which may apply to healthcare items or services reimbursed by any third-party payer, including commercial insurers), as well as certain state laws that require pharmaceutical and medical device companies to comply with industry voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

If our past or present operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from third-party payer programs such as Medicare and Medicaid and/or the curtailment or restructuring of our operations. If any of the physicians or other providers or entities with whom we may do business are found to be non-compliant with applicable laws, they may be subject to criminal, civil or administrative sanctions including exclusions from government-funded health care programs, which could also negatively impact our operations. Our ongoing efforts to comply with these laws may be costly, and our failure to comply with these laws could have a material adverse effect on our business, financial condition and results of operations. The risk of our being found in violation of these laws is increased by the fact that many of them have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of subjective interpretations. In addition, these laws and their interpretations are subject to change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and damage our reputation.

If any of our key employees discontinue his or her services with us, our efforts to develop our business may be delayed.

Our success will depend on the retention of our directors and other current and future members of our management and technical team, including Michael F. Cola, our President and Chief Executive Officer, John H. Leaman, our Chief Financial Officer, and Garry A. Neil, our Chief Scientific Officer, and on our ability to continue to attract and retain highly skilled and qualified personnel. There can be no assurance that we will retain the services of any of our directors, officers or employees, or attract or retain additional senior managers or skilled employees. Furthermore, we do not carry key man insurance with respect to any of such individuals.

Our lead product candidates, including NFC-1, and the TARGT platform, are still in development and are dependent on further development and testing to reach commercial production. We currently employ a small number of key personnel including top managers, scientists, engineers and clinical experts who are important to developing NFC-1 and the TARGT platform and have a high level of accumulated knowledge which would be lost if they left our company. If these employees leave our company or otherwise are unable to provide services, there could be significant implications on the timing and cost of future development of the technology. Because competition for qualified personnel in our industry is intense, we may be unable to timely find suitable replacements with the necessary scientific expertise. We cannot assure you that our efforts to attract or retain such personnel will be successful.

If we are not able to obtain and maintain adequate patent protection for our product candidates, we may be unable to prevent our competitors from using our technology.

Our ability to commercialize the TARGT platform, NFC-1 or our other product candidates, will depend, in part, on our ability, both in the United States and in other countries, to obtain patents, enforce those patents, preserve trade secrets and operate without infringing the proprietary rights of third parties. Our existing owned patent and patent application portfolio directed to TARGT platform, including TARGTEPO, currently contains 61 issued patents, and 39 pending and allowed patent applications. We have also licensed certain intellectual property in connection with NFC-1. Applications for patents and other intellectual property rights capable of being registered have been, and will be, filed in certain key jurisdictions. We may not successfully obtain patents in the countries in which patent applications have been or will be filed, and we may not develop other patentable products or processes. In addition, any future patents may not prevent other persons or companies from developing similar or medically equivalent products and other persons or companies may be issued patents that may prevent the sale of our products or that will require us to license or pay significant fees or royalties. Furthermore, our own issued and in-licensed patents may not be valid or enforceable, or be able to provide our company with meaningful protection. Patent litigation is costly and time-consuming and there can be no assurance that we will have, or will be able to devote, sufficient resources to pursue such litigation. In addition, potentially unfavorable outcomes in such proceedings could limit our intellectual property rights and activities and have an adverse effect on our business.

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We cannot be certain that any of our patent applications, or those of our licensors, will result in issued patents. In addition, because the patent positions of biopharmaceutical companies are highly uncertain and involve complex legal and factual questions, the patents we own and license, or any further patents we may own or license, may not prevent other companies from developing similar or therapeutically equivalent products. Patents also will not protect our product candidates if competitors devise ways of making or using these product candidates without legally infringing our patents. In recent years, several companies have been extremely aggressive in challenging patents covering pharmaceutical products, and the challenges have often been successful. We cannot be assured that our patents will not be challenged by third parties or that we will be successful in any defense we undertake. Failure to successfully defend a patent challenge could materially and adversely affect our business.

In addition, changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent defense and enforcement.

We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We seek to protect our proprietary information by requiring our employees, consultants, contractors, outside scientific collaborators and other advisors to execute non-disclosure and confidentiality agreements and our employees to execute assignment of invention agreements to us on commencement of their employment. Agreements with our employees aim to prevent employees from bringing any proprietary rights of third parties to us. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials. However, if our employees, consultants, contractors, outside scientific collaborators or other advisors breach their confidentiality or other obligations to us, we may not be able to successfully or effectively prevent such breach and we could be adversely impacted if the protection of our trade secrets or other intellectual property is compromised.

Even if our product candidates and the methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure and support in the specification, the patents will provide protection only for a limited amount of time. Our and our licensors’ ability to obtain patents can be highly uncertain and involve complex and in some cases unsettled legal issues and factual questions.

Furthermore, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. Therefore, if the issuance to us or our licensors, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims in, or the written description or enablement in, a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited.

Unauthorized parties may try to copy aspects of our product candidates and technologies or obtain and use information we consider proprietary. Policing the unauthorized use of our proprietary rights is difficult. We cannot guarantee that no harm or threat will be made to our or our collaborators’ intellectual property. In addition, changes in, or different interpretations of, patent laws in the United States and other countries may also adversely affect the scope of our patent protection and our competitive situation. Further, we may not have sufficient rights under our license agreements with collaborators to enforce the intellectual property licensed to us against third-party infringers.

These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also impact our collaborators, which would also impact the success of the collaboration and therefore us.

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Under certain of our in-licensed patents, our relevant counterpart is responsible for maintaining, controlling or enforcing the licensed intellectual property portfolio. Thus, we cannot ensure that the license rights will be adequately maintained, controlled or enforced by our relevant counterparts.

There is certain subject matter that is patent eligible in the United States but not generally patent eligible outside of the United States and vice versa. Differences in what constitutes patent eligible subject matter in various countries may limit the protection we can obtain in the United States and outside of the United States.

As we develop our product candidates, we may need to obtain licenses to protect our rights to make and use our technology. There is no assurance that we will obtain licenses for such technology or would be able to obtain licenses to any third party intellectual property on commercially reasonable terms.

Third parties may bring patent infringement or other intellectual property claims against us, which would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product candidate that is the subject of the suit. Additionally, if it is determined that our product candidates infringe third-party patents or other intellectual property rights, there can be no assurance that we can successfully develop non-infringing alternatives on a timely basis, or license non-infringing alternatives, if any exist, on commercially reasonable terms. A significant intellectual property impediment to our ability to develop and commercialize our product candidates could materially adversely affect our business prospects.

Even if patents are issued to us or our licensors covering embodiments of our product candidates, devices, or methods of using them, those patents can be challenged by our competitors or other third parties who can argue such patents are invalid or unenforceable, dispute the ownership of the patents, or that the claims of the issued patents should be limited or narrowly construed, which may place our company in a position without meaningful patent rights. Patents also will not protect our product candidates if competitors devise ways of making or using these product candidates without legally infringing our patent claims.

We cannot assure you that third parties cannot and will not design around our patents and develop similar products or that we will be successful in enforcing our patents on such design around products. In particular, the biosimilars pathway created under the Biologics Price Competition and Innovation Act (BPCIA) may allow for another manufacturer to develop a non-patent infringing product using data from our own clinical trials. Prior to the enactment of BPCIA, information in approved Biologic License Applications (BLAs) could not be relied upon by other manufacturers to establish the safety and efficacy of their products for which they were seeking FDA approval. Accordingly, if the TARGT platform were approved under a BLA, other manufacturers potentially could develop and seek FDA approval of “biosimilar” products at some point in the future.

The sale of any product may be reliant on licenses from third parties, and any loss of these rights would adversely affect our business.

As indicated above, we currently have licenses to certain third party intellectual property, and therefore we do not own all of the intellectual property upon which NFC-1 or a TARGT-based product may be made, used, or sold.

Our business is dependent on proprietary rights that may be difficult to protect and such dependence could affect our ability to effectively compete.

In addition to our patents, we also rely on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position especially where we do not believe that patent protection is appropriate or obtainable. However, others, including our competitors, may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. We take precautionary measures to protect our proprietary rights and information, including the use of confidentiality agreements with employees and consultants, and those with whom we have academic and commercial relationships. However, we may not have such agreements in place with all such parties and, in spite of the measures, there can still be no guarantee that agreements will not be violated or that there will be an adequate remedy available for a violation of an agreement. Any of these events could prevent us from developing or commercializing our product candidates. Trade secrets are by nature difficult to protect. Our employees, consultants, contractors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time-consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and/or know-how. Failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

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In addition, third parties may have trademarks or pending applications on our contemplated marks, similar marks, or in confusingly similar fields of use (or may be using our contemplated marks or similar marks). We may have to change our use of certain marks which could have an adverse impact on our business and may require us to spend additional funds to develop new marks. We anticipate that we will spend both time and management resources to develop and file trademark applications in the future.

We are subject to intense competition from companies with greater resources and more mature products, which may result in our competitors developing or commercializing products before or more successfully than us.

While we believe our product candidates and TARGT platform have significant advantages, there are a number of well-established and substantial companies engaged in the development, production, marketing, sale and distribution of products that are potentially competitive with our product candidates or the TARGT platform in general. Many of these companies are more experienced than our company is and represent significant competition. It is also possible that other parties have in development products substantially similar to or with properties that are more efficacious, less invasive and more cost effectively delivered than our product candidates or the TARGT platform in general. The success of our competitors in developing, bringing to market, distributing and selling their products could negatively affect our result of operations and/or general acceptance of our product candidates.

We face risks related to the general economic conditions that may adversely affect our business.

In general, our operating results can be significantly and adversely affected by negative economic conditions, high labor, material and commodity costs, and unforeseen changes in demand for our potential products. These conditions have resulted and could continue to result in slower adoption of new technologies and cost containment efforts by governments and other payers for healthcare research and development, products and services.

The grants we received from the Israeli Office of the Chief Scientist place certain restrictions on us.

Through our wholly owned Israeli subsidiary, we have received an aggregate of $12.27 million in grants from the Israeli Office of the Chief Scientist (OCS). The grant agreements require repayment of the grants provided to us through the payment of royalties out of income generated by our Israeli subsidiary. Pursuant to the Israeli Encouragement of Industrial Research and Development Law, certain limitations will apply to the change of control of the grant recipient and the financing, mortgaging, production, exportation, licensing and transfer or sale of its technology and intellectual property to third parties, which will require the OCS’s prior consent and, in case such a third party is outside of Israel, extended royalties and/or other fees. This could have a material adverse effect on and significant cash flow consequences to our company if, and when, any technologies, intellectual property or manufacturing rights are exported, transferred or licensed to third parties outside Israel. If the OCS does not wish to give its consent in any required situation or transaction, we would need to negotiate a resolution with the OCS. In any event, such a transaction, assuming the OCS approved it, would involve monetary payments, such as royalties or fees, of not less than the applicable funding received from the OCS plus interest and, in aggregate, not to exceed six times the applicable funding received from the OCS.

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Health care policy changes, including U.S. health care reform legislation signed in 2010, may have a material adverse effect on us.

Health care reform is often a subject of attention in governments that are trying to control health care expenditures. Health care reform proposals have been the subject of much debate in the U.S. Congress and some state legislatures, as well as in other countries. There is no assurance that legislation or underlying rules and guidelines resulting in adverse effects on our company or our product candidates will not be adopted in a country in which we intend to operate and/or upon the distribution of our product candidates in the United States.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act (ACA) and the Health Care and Education Reconciliation Act of 2010. The legislation imposes significant new taxes on medical device makers in the form of a 2.3% excise tax on all U.S. medical device sales that began January 1, 2013. Under the law, the total cost to the medical device industry from the tax is expected to be approximately $29 billion over ten years. This significant increase in the tax burden on our industry could have a material, negative impact on our results of operations and our cash flows, especially if any of our product candidates were determined to be a medical device. Other elements of this legislation, such as comparative effectiveness research, an independent payment advisory board, payment system reforms, including shared savings pilots, and other provisions, could meaningfully change the way health care is developed and delivered, and may materially impact numerous aspects of our business.

Reimbursement policies of third-party payers may negatively affect the acceptance of our product candidates by subjecting the product candidates to sales and pharmaceutical pricing controls.

Third-party payers (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of our product candidates by regulating the level of reimbursement provided to the physicians and clinics utilizing our product candidates or by refusing reimbursement. If reimbursement under these programs, or if the amount of time to secure reimbursement is too long, our ability to market our technology and product candidates may be adversely and materially affected. In international markets, reimbursement by private third-party medical insurance providers, including government insurers and independent providers, varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third-party government reimbursement. Pharmaceutical pricing is also subject to regulation in Israel as well as other countries within which we may wish to distribute our product candidates.

The ACA reduces Medicare and Medicaid payments to hospitals, clinical laboratories and pharmaceutical companies, and could otherwise reduce the volume of medical procedures. Further, the Budget Control Act enacted in August 2011 committed the U.S. federal government to significantly reduce the federal deficit over ten years. In addition to placing caps on discretionary spending through 2021, the Budget Control Act also established a budget sequestration that calls for automatic spending cuts over a nine-year period. Across-the-board spending cuts went into effect on March 1, 2013, and Medicare spending cuts that reduce Part A and Part B payments by 2% went into effect on April 1, 2013. Further, the Bipartisan Budget Act of 2013, passed in December 2013, extends the sequestration automatic Medicare spending cuts to 2023 from 2021. Although we cannot predict the full effect on our business of the implementation of existing legislation such as the ACA and the Budget Control Act, or the enactment of additional legislation, we believe that legislation or regulation that reduces reimbursement for our products could adversely affect how much or under what circumstances health care providers will prescribe or administer our products. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products. In addition, we believe the increasing emphasis on managed care in the United States has and will continue to put pressure on the price and usage of pharmaceutical products, which may adversely impact product sales.

We may experience product liability claims, which could adversely affect our business and financial condition.

We may become subject to product liability claims. We have not experienced any product liability claims to date; however, the production at commercial scale, distribution, sale and support of our product candidates may entail the risk of such claims, which is likely to be substantial in light of the use of our product candidates in the treatment of medical conditions. We carry product liability insurance coverage in connection with the clinical trials of our product candidates. Our insurance provides $5.00 million in coverage, subject to a $5,000 deductible. Our insurance must be renewed annually at a current cost of $22,000 per year to cover current and planned trials in Israel. If we are unable to obtain a renewal or if we suffer a successful product liability claim in excess of our insurance coverage, such claim could result in significant monetary liability and could have a material adverse impact on our business, operations, financial position and/or reputation.

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Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential stockholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our results of operation could be harmed.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. We continuously monitor our existing internal controls over financial reporting systems to confirm that they are compliant with Section 404, and we may identify deficiencies that we may not be able to remediate in time to meet the deadlines imposed by the Sarbanes-Oxley Act. This process may divert internal resources and will take a significant amount of time and effort to complete.

If at any time it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as increased independent auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, which could result in our being unable to obtain an unqualified report on internal controls from our independent auditors. Failure to maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, divert management’s attention from operating our business which could have a material adverse effect on our business.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, as well as new regulations promulgated by the SEC and rules promulgated by the national securities exchanges, including the NYSE MKT. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, principal executive officer and principal financial officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could have a material adverse effect on our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we may incur additional expenses to comply with standards set by regulatory authorities or governing bodies which would have a material adverse effect on our business, financial condition and results of operations.

Security breaches and other disruptions to our information technology infrastructure could interfere with our operations or clinical trials, compromise information belonging to us and our suppliers and expose us to liability, which could adversely impact our business and reputation.

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In the ordinary course of business, we rely on information technology networks and systems, some of which are managed by third parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities, including the conduct of our clinical trials. Additionally, we collect and store sensitive data, including proprietary business information. Despite security measures and business continuity plans, our information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, natural disasters or other catastrophic events. Any such event could result in legal claims or proceedings, liability or penalties under privacy laws, disruption in operations and damage to our reputation, which could adversely affect our business.

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